Draft dated January 20, 2006

A Presentation of Initial Findings to:

The Special Committee of Project PICTURE

CONFIDENTIAL

DRAFT

This preliminary presentation was not made in the context of rendering an opinion as to the fairness of the transaction consideration and is not to be considered a fairness opinion.

Exhibit (c)(4)

Important Information

The following pages contain material that was provided to the Special Committee of the Board of Directors (“ Special
Committee”) of PICTURE (the “Company”) in the context of a meeting held to consider a proposed transaction by which a purchaser group which includes Joseph J. Saker, Richard J. Saker and other members of the Saker family (the “Saker
Family Group”), directly or through Saker Holdings Corp. or another entity or entities formed for the purpose (“Saker
Holdings”), will acquire all or substantially all of the outstanding  common stock of the Company owned by shareholders other than members of the Saker Family Group (the “Public Shareholders”) (“Possible Transaction”).  The accompanying material was compiled or prepared on a confidential basis for use by the Special Committee and not with a view toward public disclosure.  The information utilized in preparing this presentation was obtained from the Company and public sources.  Any estimates and projections for the Company contained herein have been prepared by senior management of the
Company or are publicly available, or based upon such estimates and projections, and involve numerous and significant subjective determinations, which may or may not prove to be correct.  No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future.  Because this material was prepared for use in the context of an oral presentation to the Special Committee, which is familiar with the business and affairs of the Company, neither the
Company nor William Blair & Company, L.L.C. (“Blair”) nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the
Special Committee of the Company.  Neither the Company nor Blair undertakes any obligation to update or otherwise revise the accompanying materials, except in the case that the financial terms of the Possible Transaction are modified in a manner which is beneficial to the Public Shareholders within 30 days after the date on which the fairness opinion fee is due to Blair and the Special Committee requests the opinion from Blair based on the modified Possible Transaction.

Confidential Material Presented to the Special Committee of PICTURE

DRAFT

Table of Contents

I.

Executive Summary

II.

PICTURE Overview

A.

Trading History and Ownership

B.

Financial Performance

III.

Preliminary Valuation Analysis

A.

Comparable Company Analysis

B.

Comparable Transaction Analysis

C.

Discounted Cash Flow Analysis

D.

Leveraged Transaction Analysis

E.

M&A Premiums Analysis

IV.

Appendix

A.

Discounted Cash Flow Analysis

B.

WACC Analysis

C.

Leveraged Transaction Analysis

D.

Current Debt Calculation

DRAFT

Executive Summary

DRAFT

Blair’s Observations

Executive Summary

Operational Observations

PICTURE competes directly with a number of national and regional supermarket chains, including A&P,
Pathmark, Wegmans, Acme, Stop & Shop and Foodtown, as well as warehouse club stores and discount general merchandise stores

[Discuss with management the potential Wal-Mart and WMSC risk]

The Company’s stores have average sales volume of approximately $46.2 million as of October 30, 2005

During fiscal 2005, the Company’s same store sales declined 1.2%

Below average EBITDAR margins of 4.0% versus comparable companies’ median EBITDAR margin of
4.5%

Three of PICTURE’s 27 stores, or 11%, have negative 4-Wall EBITDA

In fiscal 2004, the Company recorded a non-cash impairment charge of $1.2 million to reduce the carrying value of leasehold improvements relating to one store.  During fiscal 2005, the Company recorded a non-cash impairment of $163 thousand

The Company projects compound annual sales growth of 4.8% from 2005-2010

Average EBITDA margins during this time are projected to be 3.9%

DRAFT

Blair’s Observations

Executive Summary

Financial and Trading Observations

The Company spends approximately $700,000 annually associated with remaining a public company

PICTURE maintains two under-funded defined benefit pension plans covering administrative personnel and members of a union.  The minimum pension liability for these plans is recorded in
“other long-term liabilities” and the related unrealized loss, net of income tax benefit, is included in accumulated other comprehensive income and represented $2.8 million at October 30, 2005

As of October 30, 2005, the Company was contingently liable under leases assumed by third parties for $1.8 million

PICTURE participates in a multi-employer plan, but has no intention of withdrawing [need to diligence amount]

Low stock liquidity and trading volume

PICTURE’s average trading volume over the last 90 days was 475 shares compared to the median of the comparable companies of 30,583 shares

DRAFT

Wakefern Relationship Overview

DRAFT

PICTURE’s membership in the Wakefern cooperative enables it to benefit from group purchasing pricing that it would not enjoy independently

Receives annual dividend ($15.4 million in 2005) as a distribution of Wakefern profits

The Company’s relationship with Wakefern also places constraints on its operations and financial flexibility

Wakefern has the right of first refusal in a change of control or similar transaction

PICTURE must pay Wakefern a fee for all new stores (maximum $650,000 per store)

If any co-op member decides to withdraw from the cooperative, it must reimburse Wakefern for 10 years of profits  (estimated at $330 million for PICTURE)

In Re: Big V Holding Corp. reinforces the validity of this provision

All cooperative members must invest in and own interests in Wakefern

This is not a liquid investment and can only be sold to Wakefern for approximately the same amount for which the purchaser bought the stock

Any purchaser of PICTURE planning to withdraw from Wakefern (or not allowed by Wakefern to join the coop)
would owe Wakefern approximately $335 million (see next page for calculation details)

Adjusting any potential purchase price for this potential withdrawal liability would increase the purchase multiple paid by approximately 7.6x based on fiscal 2005 EBITDA of $43.8 million

The Wakefern agreement requires personal guarantees of the potential withdrawal liability and other obligations

Executive Summary

◆

▪

–

▪

▪

▪

($ millions)		Assumed Profit Contribution Factor						
		5.9%	**6.0%**	**6.1%**	**6.2%**	**6.3%**	**6.4%**	**6.5%**
Estimated Minimum Participation	**$760**	$311.3	$316.6	$321.9	$327.2	$332.4	$337.7	$343.0
	$770	$315.4	$320.8	$326.1	$331.5	$336.8	$342.2	$347.5
	$780	$319.5	$324.9	$330.4	$335.8	$341.2	$346.6	$352.0
	$790	$323.6	$329.1	$334.6	$340.1	$345.6	$351.0	$356.5
	$800	$327.7	$333.3	$338.8	$344.4	$349.9	$355.5	$361.0
	$810	$331.8	$337.4	$343.1	$348.7	$354.3	$359.9	$365.6

▪

William Blair & Company

Calculation of Potential Withdrawal Liability

DRAFT

If PICTURE withdraws from Wakefern, it is liable to Wakefern for 10 years of lost profits on its minimum purchase participation

PICTURE is obligated to purchase 85% of its goods from Wakefern

85% of fiscal 2005 COGS is approximately $764 million

In fiscal 2005, PICTURE purchased $801 million in goods from Wakefern

PICTURE management estimates that Wakefern’s profits on these purchases are approximately 6.2%

Discounting a range of potential minimum purchase participation levels at assumed profits of
5.9% to 6.5% over 10 years at the current prime rate of 7.25% (discount factor from Wakefern agreement) provides a range of potential withdrawal liabilities of $311 million to $366 million

Saker letter estimated this liability at approximately $271 million

Executive Summary

Blair’s Observations

Executive Summary

Limited Potential Buyer Universe

Absent some material factors affecting the practical and financial aspects of an outright sale of
PICTURE (discussed herein), we believe there would be several interested and capable buyers for
PICTURE

However, the Wakefern agreement practically limits potential buyers:

Significant withdrawal liability

Approval rights to join co-op and regarding changes of control

Requires personal guarantees

Only a Wakefern cooperative member would avoid, in theory, these structural limits imposed by the
Wakefern agreement

Only one co-op member seems to have the potential financial ability to purchase PICTURE

Village Super Markets, Inc. has almost $1 billion in revenue, operates 23 stores and has an equity market capitalization of $184.5 million and enterprise value of $219.8 million

Village has not expressed an interest in PICTURE

If a third party purchaser bought PICTURE and planned to withdraw from Wakefern, it would have to pay Wakefern approximately $330 million, or an incremental purchase price of 7.6x EBITDA

[Sakers have stated that they will not sell to a third party. Low likelihood of third party buying minority stake]

DRAFT

Date	Comment
December 1	Saker Holdings sent to PICTURE a non-binding proposal for a going private transaction. The proposal included a statement that Arthur Abbey, the holder of approximately 12% of the Company's outstanding shares, had advised Saker Holdings that he would be willing to participate in a transaction in which Saker Holdings acquired his shares at $52 per share
December 2	PICTURE announced formation of a Special Committee to review the proposed transaction
December 12	The Yucaipa Companies submitted an indication of interest for $90 per share, subject to completion of diligence
January 17	PICTURE announced it had retained Pitney Hardin and William Blair & Company to advise the recently formed Special Committee of the Board of Directors regarding the Saker Holdings proposal
January 18	Discussion with Conway, Delgenio, Gries & Co., LLC
January 19	Discussion with GMAC

William Blair & Company

Process

Executive Summary

DRAFT

[To be expanded verbally during January 23 Special Committee call; need to jointly draft with Pitney Hardin the
Background section of definitive documents]

Executive Summary

Transaction Summary

(1) Assumes cash and cash equivalents do not represent excess cash.

DRAFT

Item

Transaction Terms

Transaction Structure:

Purchase of the remaining

shares not owned by the Saker

family

of

PICTURE’s

stock

via a

tender offer

Equity Purchase Price:

$

52.00

per share

Implied Equity Value:

Approximately $

54

.

5

million

Net Debt:

(1)

O

bligations Under

Capital

L

eases

$

1

4

2

.

2

million

Long

-

Term Debt, related party

$

4.1

Long

-

Term Debt

$

5

8.3

Underfunded Pension

Liability

$2.8

$

2

0

7

.

4

million

I

mplied Enterprise Value:

Approximately $

2

61.8

million

Type of Consideration:

Cash, funded through

d

ebt

with

GMAC

Transaction Structure:

Tender offer

Other Primary

Terms:

To come after definitive agreement negotiations

Will require

n

o

f

inancing

o

ut

Min

imum condition

Need to discuss breakup fee and expense reimbursement

amo

unt and the timing of granting

(Units in thousands, except per share data)

Stock Price Per Share	$52.00
Diluted Shares Outstanding [1]	1,047,154
Implied Equity Valuation	**$54,452**
Plus: Net Debt [2]	207,391
Implied Enterprise Value	**$261,843**
Plus: Debt Equivalent of Operating Leases [3]	41,328
Implied Adjusted Enterprise Value	**$303,171**

Multiple of Implied Enterprise Value	**PICTURE Statistics**	**Implied Multiple**
Revenue		
LTM October - Reported	$1,215,490	0.22x
EBITDA		
LTM October - Reported	$43,800	6.0x
Multiple of Implied Adjusted Enterprise Value		
Revenue		
LTM October - Reported	$ 1,215,490	0.25x
EBITDAR		
LTM October - Reported	$ 48,966	6.2x
Multiple of Implied Adjusted Enterprise Value		
Net Income		
LTM October - Reported [4]	$ 1,074	50.7x

(1) Based on shares and options outstanding as of January 13, 2006
(2) Reflects book value of debt plus capital lease obligations as of 1/1/06 and minimum pension liability as of 10/29/05. Assumes cash and cash equivalents do not represent excess cash
(3) Estimated as 8.0x annual net rent expense
(4) Excludes after-tax impact of non-cash impairment charge

William Blair & Company

Implied Transaction Multiples

Executive Summary

Offer Value

Implied Multiples

DRAFT

PICTURE Overview

DRAFT

Trading History and Ownership

DRAFT

$55.50
$50.50
$45.50
$40.50
$35.50
$30.50
$25.50
$20.50
$15.50
$10.50
$5.50
1/17/2001
4/17/2001
7/17/2001
10/17/2001
1/17/2002
4/17/2002
7/17/2002
10/17/2002
1/17/2003
4/17/2003
7/17/2003
10/17/2003
1/17/2004
4/17/2004
7/17/2004
10/17/2004
1/17/2005
4/17/2005
7/17/2005
10/17/2005
1/17/2006
Price

William Blair & Company

PICTURE Stock Price Performance

Trading History and Ownership

PICTURE 5 Year Performance

As of January 17, 2006.

DRAFT

$55.50
$50.50
$45.50
$40.50
$35.50
$30.50
$25.50
$20.50
$15.50
$10.50
$5.50
10
8
6
4
2
0
1/14/2005
2/14/2005
3/14/2005
4/14/2005
5/14/2005
6/14/2005
7/14/2005
8/14/2005
9/14/2005
10/14/2005
11/14/2005
12/14/2005
1/14/2006
Volume
Price

William Blair & Company

PICTURE Stock Price Performance

Price

Volume (000s)

Last Twelve Months

Trading History and Ownership

As of January 17, 2006.

DRAFT

180
160
140
120
100
80
60
1/14/2005
2/22/2005
3/30/2005
5/4/2005
6/9/2005
7/15/2005
8/19/2005
9/26/2005
10/31/2005
12/6/2005
1/12/2006
PICTURE (+28.3%)
Comparable Companies (+21.0%)
Retail Index (+15.0%)

William Blair & Company

PICTURE Indexed Stock Price Performance

Last Twelve Months

Comparable Companies Index includes: ARDNA, FRSH, IMTKA, MARSA, NAFC, PTMK, RDK, SPTN and VLGEA.

Retail Index is the S&P Small-Cap Retailing Index.

Source: FACTSET Research Systems as of January 17, 2006.

Comparable
Companies

Retail Index

PICTURE

Trading History and Ownership

DRAFT

Average Daily Trading Volume	Average Total Dollar Volume
Arden Group Inc.	895	$0.8
Fresh Brands Inc.	14,491	98.2
Ingles Markets Inc.	30,583	502.3
Marsh Supermarkets Inc.	5,890	62.8
Nash Finch & Co.	244,548	6,981.4
Pathmark Stores Inc.	340,382	3,516.0
Ruddick Corp.	218,261	4,610.8
Spartan Stores Inc.	76,585	785.1
Village Super Market Inc.	1,338	78.5
Median	*30,583*	*$502.3*
PICTURE	**475**	**$21.1**

William Blair & Company

Average Daily Trading Volume Vs. Comps

Last 90 Days

Trading History and Ownership

($ in thousands)

Source: FactSet Research Systems as of January 17, 2006.

DRAFT

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Total Shares Volume Traded (%)
20.6%
12.7%
19.1%
0.0%
0.0%
0.0%
0.0%
0.0%
7.9%
17.5%
12.7%
9.5%
$37.00 - $38.00
$38.00 - $39.00
$39.00 - $40.00
$40.00 - $41.00
$41.00 - $42.00
$42.00 - $43.00
$43.00 - $44.00
$44.00 - $45.00
$45.00 - $46.00
$46.00 - $47.00
$47.00 - $48.00
$48.00 - $49.00
$49.00 - $50.00
$50.00 - $51.00
$51.00 - $52.00
$52.00 and greater

William Blair & Company®

Historical Trading Activity

Price Per Share

Last Three Months

Total of 31,800 shares traded (average volume of 505
shares; zero shares traded 56.5% of the days)

Approximately 91% of those shares traded at an average
price of $52.00 or below

Only [1,300] shares have traded above $52.00

Trading History and Ownership

Source: FactSet Research Systems as of January 17, 2006.

DRAFT

30%
25%
20%
15%
10%
5%
0%
Total Shares Volume Traded (%)
4.7%
20.6%
28.1%
10.7%
20.6%
3.6%
0.0%
0.0%
2.0%
7.5%
2.4%
$30.00 - $32.00
$32.00 - $34.00
$34.00 - $36.00
$36.00 - $38.00
$38.00 - $40.00
$40.00 - $42.00
$42.00 - $44.00
$44.00 - $46.00
$46.00 - $48.00
$48.00 - $50.00
$50.00 - $52.00
$52.00 and greater

*

*

William Blair & Company

Historical Trading Activity

Price Per Share

Total of 76,900 shares traded (average volume of
350)

Approximately 98% of those shares traded at an
average price $52.00 or below

Last Twelve Months

Trading History and Ownership

Source: FactSet Research Systems as of January 17, 2006.

DRAFT

Amount Beneficially Owned	Less Jointly Reported Holdings & Options	Net Ownership	Net Ownership %
Joseph J. Saker	220,597	(40,000)	180,597	18.3%
Richard J. Saker	244,303	(129,260)	115,043	11.6%
Joseph J. Saker, Jr.	118,095	(85,000)	33,095	3.3%
Thomas A. Saker	125,041	(85,000)	40,041	4.1%
Gloria Saker	13,378		13,378	1.4%
Nadine Saker Mockler	17,454		17,454	1.8%
Denise Saker Marder	21,754		21,754	2.2%
Joseph Saker Family Partnership, L.P.	85,000		85,000	8.6%
Richard James Saker	1,235		1,235	0.1%
Total			**507,597**	**51.4%**

William Blair & Company

Saker Holdings Ownership

Trading History and Ownership

DRAFT

Source:: Schedule 13D dated December 1, 2005 and PICTURE management

Insiders and 13-G Filers [1]	Shares Owned	% of Total Outstanding	Total Shares and Options	% of Total Outstanding
Joseph J. Saker	180,597	18.3%	220,597	22.3%
Arthur N. Abbey	118,400	12.0%	118,400	12.0%
Richard J. Saker	115,043	11.6%	157,543	15.9%
The Saker Family Corp.	85,000	8.6%	85,000	8.6%
Thomas A. Saker	40,041	4.1%	40,041	4.1%
Joseph J. Saker Jr.	33,095	3.3%	33,095	3.3%
Denise Saker Marder	21,754	2.2%	21,754	2.2%
Nadine Saker Mockler	17,454	1.8%	17,454	1.8%
Charles T. Parton	2,000	0.2%	3,000	0.3%
Albert A. Zager	1,500	0.2%	2,500	0.3%
Richard James Saker	1,235	0.1%		
Robert H. Hutchins	1,000	0.1%	1,000	0.1%
Emory A. Altobelli	25	0.0%	775	0.1%
Carl L. Montanaro	15	0.0%	515	0.1%
Robert V. Spires	-	0.0%	1,000	0.1%
Other Insiders	-	0.0%	8,750	0.9%
Total	**617,159**	**62.5%**	**711,424**	**72.0%**
Institutional Owners [1]				
Dimensional Fund Advisors, Inc.	64,750	6.6%	64,750	6.0%
Trellus Management Co. LLC	51,300	5.2%	51,300	4.7%
I. A. Michael Investment Counsel Ltd.	36,600	3.7%	36,600	3.4%
River Road Asset Management LLC	27,200	2.8%	27,200	2.5%
AXA Rosenberg Investment Management LLC	15,900	1.6%	15,900	1.5%
Mellon Bank Asset Mgmt. (Mellon Capital Mgmt.)	9,016	0.9%	9,016	0.8%
Other Institutional Investors	7,410	0.8%	7,410	0.7%
Total	**212,176**	**21.5%**	**212,176**	**19.6%**
Public Float [2]	**158,665**	**16.1%**	**159,900**	**8.4%**
Total	**988,000**	**100.0%**	**1,083,500**	**100.0%**

Retail
16%
Institutional
21%
Insiders
63%

Retail
8%
Institutional
20%
Insiders
72%

(2) Public Float defined as total shares outstanding minus insiders and institutional investors

William Blair & Company

PICTURE Common Stock Ownership

Fully Diluted

Preliminary Shares

Trading History and Ownership

DRAFT

Financial Performance

DRAFT

$1,800.0
$1,650.0
$1,500.0
$1,350.0
$1,200.0
$1,050.0
$900.0
$750.0
$600.0
$450.0
$300.0
$150.0
$0.0
15.0%
13.0%
11.0%
9.0%
7.0%
5.0%
3.0%
1.0%
-1.0%
-3.0%
$1,048.5
$1,174.0
$1,215.5
$1,223.2
$1,273.7
$1,382.5
$1,458.3
$1,538.5
12.0%
3.5%
0.6%
4.1%
8.5%
5.5%
5.5%
2003
2004
2005P
2006P
2007P
2008P
2009P
2010P
Revenue
Y-O-Y Revenue Growth

William Blair & Company

PICTURE Summary Revenue Performance

($ in millions)

Financial Performance

Projected results are based on PICTURE management projections.

DRAFT

        23                          25                              27                              27                              28                              30                              30                               30

Number of

Stores

$70.0
$65.0
$60.0
$55.0
$50.0
$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
15.0%
12.0%
9.0%
6.0%
3.0%
0.0%
$34.7
$42.9
$43.8
$48.4
$51.5
$56.6
$57.9
$59.6
3.3%
3.7%
3.6%
4.0%
4.0%
4.1%
4.0%
3.9%
2003
2004
2005P
2006P
2007P
2008P
2009P
2010P
EBITDA
EBITDA Margin

William Blair & Company

PICTURE Summary EBITDA Performance

($ in millions)

Financial Performance

Projected results are based on PICTURE management projections. EBITDA calculated as operating income plus depreciation, non-cash amortization (intangibles, deferred financing costs, deferred rent escalation, and deferred compensation) and provision to value inventory at LIFO.

DRAFT

11%
15%
44%
30%
Less than $500,000
$500,000 to $749,999
$750,000 to $999,999
$1,000,000 or more

9%
22%
26%
43%
Less than (5)%
(5)% to 0%
0% to 5%
Greater than 5%

19%
11%
22%
48%
Less than 0%
0% to 3.9%
4% to 7.9%
Greater than 8%

William Blair & Company

Store Level Financial Performance

Financial Performance

Average Weekly Volume

Sales Growth 2004-2005

Excluding stores 500, 533, 572 & 613 due to minimal store age

Based on 2005 data provided by PICTURE management

4 Wall EBITDA

DRAFT

Based on 2005 data provided by PICTURE management

Valuation Analysis

DRAFT

Summary of Valuation Analyses

Comparable Public Company Analysis

Trading multiple analysis based on 9 companies that Blair considered comparable to PICTURE based on the selected companies’ operations and market capitalizations.

Comparable M&A Transactions Analysis

Evaluation of potential transactions that Blair might consider comparable to the proposed transaction based on the targets’
operations and the transaction values.

Discounted Cash Flow Analysis

Utilized PICTURE’s fiscal year 2006-2010 projections to derive free cash flows for PICTURE and discounted those cash flows, along with a terminal value based on a multiple of 2010 EBITDA. Discounted all cash flows at discount rates ranging from 10% - 14%, back to the current period.

Leveraged Transaction Analysis

Utilized PICTURE’s fiscal year 2006-2010 projections. Assumed ability to finance an acquisition of PICTURE utilizing term debt, rolled existing debt and equity.  Assumed PICTURE would be purchased at the end of 2010 by an independent third party.  Values were derived based upon a range of expected equity returns by a financial investor.

M&A Premiums Paid Analysis

Premium analyses based on 210 domestic public transactions announced since January 1, 2003 with implied equity values between $25 million and $100 million. Also analyzed subgroups of that set (1) in which less than 50% of the target was acquired; (2) in which the target company was taken private; and (3) in which an existing shareholder acquired the remaining minority interest.

Valuation Analysis

Blair performed several analyses to assist in the development of its draft valuation

DRAFT

Comparable Company Analysis

DRAFT

Comparable Public Company Analysis

Methodology & Assumptions

In utilizing the Comparable Public Company valuation methodology, Blair reviewed the public equity markets to identify companies that we deemed relevant

Identified regional supermarket operators

These companies face similar competitive and strategic issues as PICTURE

Blair considered but excluded the following companies due to their size of operations and other company-specific factors

Great Atlantic & Pacific Tea Company (GAP)

SuperValu (SVU)

Winn-Dixie Stores (WIN)

Arden Group (ARDNA)

Ingles Supermarkets (IMKTA)

Nash Finch Company (NAFC)

Ruddick (RDK)

Village Supermarket (VLGEA)

Comparable Public Companies

Comparable Company Analysis

Fresh Brands (FRSH)

Marsh Supermarkets (MARSA)

Pathmark Stores (PTMK)

Spartan (SPTN)

Albertson’s

Kroger

Safeway

DRAFT

Comparable Company Analysis
Summary Market Statistics
Priced as of [illegible]

	Stock Price									LTM			Enterprise Value[(4)] /		Adjusted Enterprise Value[(4)] /					Cal. 06E P/E /
	Closing Price	52 Week		Change from		Market	Net Debt[(1)]	Enterprise	Adjusted Enterprise	Revenue	EBITDA	EBITDAR[(2)]	LTM	LTM	LTM	LTM	P/E Ratio		Long-Term EPS Growth	Long-Term EPS Growth
	[illegible]	Low	High	52 Wk High	YTD	Value ($MM)	(Cash) ($MM)	Value ($MM)[(3)]	Value ($MM)[(4)]	($MM)	($MM)	($MM)	Net Sales	EBITDA	Net Sales	EBITDAR[(2)]	LTM	Cal. 06E	Rate	Rate
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Mean	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Median	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible] -																				
PROPOSED TRANSACTION VALUATION	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

William Blair & Company

Comparable Public Company Trading Analysis

Comparable Company Analysis

As of January 19, 2006.

(1)  Net Debt = Market Value of Debt  + Net Capital Lease Obligations.  Assumes Cash and Cash Equivalents for these companies do not represent excess cash.

(2)  Enterprise Value = Market Capitalization + Preferred Equity + Net Debt + Minority Interest.

(3)  Adjusted Enterprise Value = Enterprise Value + Debt Equivalent of Operating Leases.  Debt Equivalent of Operating Leases estimated at 8x annual net rent expense.

(4)  LTM EBITDAR equals Last Twelve Months EBITDA plus the annual rent expense disclosed in the latest 10-K filing.

(5) On December 1, 2005, prior to the announcement of an indication of interest by Saker Holdings, Foodarama traded at 0.20x LTM Revenue, 5.7x LTM EBITDA, 6.0x LTM EBITDAR and 548.2x
LTM Net Income

DRAFT

10.0%
7.5%
5.0%
2.5%
0.0%
-2.5%
9.0%
5.1%
3.7%
3.0%
2.8%
2.1%
0.1%
(0.7%)
1.1%
8.0%
Arden Group
Fresh Brands
Village Super Market
Ingles Markets
Ruddick
Marsh Supermarkets
Pathmark Stores
Nash Finch
Spartan
PYCTURS

50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
45.5%
29.3%
29.2%
28.5%
26.5%
25.6%
22.3%
19.0%
9.8%
26.0%
Arden Group
Marsh Supermarkets
Ruddick
Pathmark Stores
Village Super Market
Ingles Markets
Fresh Brands
Spartan
Nash Finch
PYCTURS

10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
8.0%
6.6%
6.6%
4.0%
3.4%
3.2%
3.0%
2.9%
2.2%
3.6%
Arden Group
Ruddick
Ingles Markets
Village Super Market
Pathmark Stores
Fresh Brands
Nash Finch
Spartan
Marsh Supermarkets
PYCTURS

10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
9.5%
8.9%
7.9%
4.7%
4.5%
4.5%
4.5%
4.1%
3.7%
4.0%
Arden Group
Ruddick
Ingles Markets
Village Super Market
Marsh Supermarkets
Pathmark Stores
Fresh Brands
Spartan
Nash Finch
PYCTURS

William Blair & Company

Comparable Public Company Financial Metrics

Comparable Company Analysis

DRAFT

3 Year Net Sales CAGR

Source:  Public filings, PICTURE management and FactSet Research Systems as of January 19, 2006

Median 2.8%

LTM Gross Profit Margin

Median 26.5%

LTM EBITDA Margin

Median 3.4%

LTM EBITDAR Margin

Median 4.5%

Results	Implied Multiples	Selected Public Company Multiples Min	Mean	Median	Max
Enterprise Value / LTM October 2005 Revenue	$ 1,215,490	0.22x	0.15x	0.29x	0.22x	0.63x
Enterprise Value / LTM October 2005 EBITDA	$ 43,800	6.0x	4.6x	6.4x	6.2x	8.5x
Adjusted Enterprise Value(1) / LTM October 2005 EBITDAR	$ 48,966	6.2x	5.6x	6.8x	6.5x	8.3x
Equity Value / LTM October 2005 Net Income (2)	$ 1,074	50.7x	6.7x	10.0x	9.4x	13.8x

William Blair & Company

Comparable Public Company Analysis

($ in thousands)

(1)

Adjusted Enterprise Value = Enterprise Value + Debt Equivalent of Operating Leases.  Debt Equivalent of Operating Leases estimated at 8.0x annual net rent expense.

(2)

LTM October 2005 Net Income excludes impact of $163k impairment charge, tax affected at 40.0%

Comparable Company Analysis

DRAFT

Comparable Transaction Analysis

DRAFT

Announcement	Seller	Buyer	Trans. Value	Trans. Value / LTM Sales	Trans. Value / LTM EBITDA	Adj. Trans. Value / LTM EBITDAR
PUBLICLY AVAILABLE TRANSACTION DATA						
12/17/2005	D&W Food Centers	Spartan Stores, Inc.	$45	0.23 x	NA x	NA x
12/6/2005	Fresh Brands, Inc.	Certified Grocers Midwest Inc.	100	0.15	4.6	NA
1/31/2005	BiLo/Bruno's	Lone Star Funds	1,300	0.26	NA	NA
10/20/2004	Minyards Foods Stores, Inc.	Texas Acquisition Vehicle II, LLC	85	0.09	5.5	NA
3/26/2004	Shaw's (J Sainsbury PLC)	Albertson's	2,600	0.57	7.2	NA
6/16/2001	Brodbeck Enterprises Inc.	Fresh Brands, Inc.	30	0.28	6.4	6.6
		Mean		**0.26 x**	**5.9 x**	**NA**
		Median		**0.24**	**5.9**	**NA**
PROPRIETARY DATABASE OF UNDISCLOSED TRANSACTION DATA			NA	0.26	6.9 x	5.3 x
		Mean (including proprietary data)		**0.23 x**	**6.5 x**	**6.0 x**
		Median (including proprietary data)		**0.24**	**6.2**	**6.0**

William Blair & Company

Comparable M&A Transactions

Comparable Transaction Analysis

We do not believe that any recent M&A transaction in the food retailing industry is truly comparable to PICTURE due to the following factors:

Different margins

Different growth rates

Different competitive forces

Lack of relevant disclosed valuation metrics

For instance, Shaw’s turnover of approximately $5 billion and EBITDA margin of approximately 8%
are significantly higher than the Company’s

Yucaipa’s acquisition of Pathmark showed a transaction value of $150MM for a 40% equity stake.
Implied mults are as follows:  0.23x LTM Revenue and 5.6x LTM EBITDA

DRAFT

Results	Implied Multiples	Selected Comparable Transaction Multiples			
			Min	Mean	Median	Max
Enterprise Value / LTM October 2005 Revenue	$1,215,490	0.22x	0.04x	0.23x	0.24x	0.57x
Enterprise Value / LTM October 2005 EBITDA	$43,800	6.0x	4.6x	6.5x	6.2x	10.2x
Adjusted Enterprise Value[1] / LTM October 2005 EBITDAR	$48,966	6.2x	5.3x	6.0x	6.0x	6.6x
Equity Value / LTM October 2005 Net Income [2]	$1,074	50.7x	NA	NA	NA	NA

William Blair & Company

Selected Transactions Analysis

($ in thousands)

Comparable Transaction Analysis

DRAFT

(1)

Adjusted Enterprise Value = Enterprise Value + Debt Equivalent of Operating Leases.  Debt Equivalent of Operating Leases estimated at 8.0x annual net rent expense.

(2)

LTM October 2005 Net Income excludes impact of $163k impairment charge, tax affected at 40.0%

Discounted Cash Flow Analysis

DRAFT

Methodology and Assumptions

In order to provide an additional estimate of the enterprise value of PICTURE, Blair performed a discounted cash flow analysis of PICTURE’s projected results

The concept of a discounted cash flow analysis is to calculate the present value of a company based upon its future earnings stream and corresponding cash flows

Blair used two methodologies to account for the value of PICTURE beyond 2010

Blair estimated the value of PICTURE at the end of 2010 (“terminal value”) by assuming the
Company would be purchased by an independent party for a multiple of EBITDA

Blair calculated the weighted average cost of capital (“WACC”) for PICTURE by analyzing the cost of capital for a group of public companies in the industry as well as evaluating the Company-
specific risk of PICTURE (see Appendix B)

Discounted Cash Flow Considerations:

Methodology is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow

For a company with limited intermediate and long-term cash flow visibility the preponderance of the value can be in the terminal value, which is extremely sensitive to assumptions about the sustainable long-term growth of the company

Discounted Cash Flow Analysis

DRAFT

Discount Rate	Per Share Value Using Terminal Multiple		
	Exit Multiple		
	5.5 x	6.0 x	6.5 x
10.0%	$44.06	$62.14	$80.22
11.0%	$34.53	$51.85	$69.17
12.0%	$25.47	$42.07	$58.67
13.0%	$16.85	$32.77	$48.68
14.0%	$8.66	$23.92	$39.18

William Blair & Company

DCF Valuation Summary

Projections for 2006 – 2010 based
on information provided by
PICTURE management

Cash flows discounted to January 1,
2006 at discount rates ranging from
10% to 14%

Net debt of $207.4 million, including
capital leases and underfunded
pension liability

Parameters

Results

Equity valuation per share range of $8.66 to $80.22

Discounted Cash Flow Analysis

DRAFT

Leveraged Transaction Analysis

DRAFT

Leveraged Transaction Analysis - Methodology and Assumptions

In order to provide an additional estimate of the enterprise value of the Company, Blair performed a leveraged transaction, or buyout, analysis of the Company.

In a leveraged acquisition, an entity finances the purchase of a company using a significant portion of debt with the remainder of the purchase price being financed through equity capital.

By using the projected results for the Company and determining the likely constraints that would be placed on an entity attempting to complete a leveraged acquisition, it is possible to estimate a range of value for the Company.

Key forecast assumptions are the same as those used in the DCF model except that public company costs of $700,000 per year are eliminated.

Leveraged Transaction Analysis

DRAFT

Targeted IRR	Share Price		
	2010 EBITDA Exit Multiple		
	5.5 x	6.0 x	6.5 x
20.0%	$41.93	$52.15	$62.47
25.0%	$39.07	$47.47	$55.78
30.0%	$36.82	$43.70	$50.53

William Blair & Company

Leveraged Transaction Analysis

Leveraged Acquisition Analysis

DRAFT

Current analysis based on GMAC financing committed to Saker Holdings

Scenario presented is highly unlikely for a third party to pursue due to liquidity issues

We should continue to work with management to confirm comfort with these projections

Capitalization:

Equity investment comprises 6.5% of invested capital including rolled capital leases, or 14.8% excluding rolled capital leases

20% - 30% targeted returns for equity investors

EBITDA interest coverage at 1.8x and total debt/EBITDA at 5.3x based on pro forma 2005 results

Maximum leverage determined based on eligible assets

Assumes exit multiples of 5.5x to 6.5x EBITDA

Parameters

M&A Premiums Analysis

DRAFT

Purchase Price per Share:	$52.00
Date	12/2/2005

All Transactions

# of Transactions: 210 Period Before Announcement	Actual PICTURE Prices[1]	Premium at $52.00 per share Purchase Price	Premium Paid Data Percentile										
			Minimum	10th	20th	30th	40th	50th	60th	70th	80th	90th	Maximum
One Day	$37.00	40.5%	0.8%	8.3%	12.7%	17.1%	22.3%	28.7%	36.1%	43.0%	55.5%	76.3%	204.5%
One Week	$38.50	35.1%	1.0%	6.8%	13.5%	18.6%	23.7%	30.7%	38.2%	46.3%	58.7%	77.0%	174.0%
One Month	$39.00	33.3%	0.2%	9.8%	16.2%	21.9%	27.7%	37.0%	44.0%	51.7%	68.2%	95.0%	352.4%

Acq. < 50% Stake

# of Transactions: 24 Period Before Announcement	Actual PICTURE Prices[1]	Premium at $52.00 per share Purchase Price	Premium Paid Data Percentile										
			Minimum	10th	20th	30th	40th	50th	60th	70th	80th	90th	Maximum
One Day	$37.00	40.5%	1.0%	10.0%	11.0%	11.1%	11.6%	14.2%	20.9%	28.7%	50.6%	108.3%	173.6%
One Week	$38.50	35.1%	1.0%	9.8%	11.2%	12.2%	13.5%	17.2%	23.9%	29.3%	61.8%	104.2%	147.1%
One Month	$39.00	33.3%	7.5%	8.8%	11.0%	12.6%	14.5%	17.2%	24.8%	51.1%	74.7%	111.2%	162.7%

Target Goes Private

# of Transactions: 11 Period Before Announcement	Actual PICTURE Prices[1]	Premium at $52.00 per share Purchase Price	Premium Paid Data Percentile										
			Minimum	10th	20th	30th	40th	50th	60th	70th	80th	90th	Maximum
One Day	$37.00	40.5%	1.0%	3.3%	9.6%	11.8%	17.3%	30.9%	37.1%	52.2%	60.6%	69.5%	128.3%
One Week	$38.50	35.1%	1.0%	5.0%	9.4%	12.5%	16.8%	23.5%	42.9%	53.9%	60.9%	75.8%	147.1%
One Month	$39.00	33.3%	3.8%	10.5%	15.0%	18.7%	21.3%	40.0%	47.4%	59.4%	70.0%	92.3%	159.3%

William Blair & Company®

M&A Premiums Paid Analysis

Premiums for transactions with equity values between $25 and $100 million since
January 1, 2003

(1)

Includes Cash, Stock, Cash & Stock, Cash or Stock, and Assumption of Liability transactions

(2)

Prices based on December 2, 2005 announcement.

M&A Premiums Paid Analysis

DRAFT

Acq. Of Minority Interest by Previous Shareholder

# of Transactions: 23			Premium Paid Data Percentile										
Period Before Announcement	Actual PICTURE Price [1]	Premium at $52.00 per share Purchase Price	Minimum	10th	20th	30th	40th	50th	60th	70th	80th	90th	Maximum
One Day	$37.00	40.5%	0.8%	3.1%	9.5%	10.9%	13.0%	15.8%	23.6%	31.3%	47.5%	66.0%	173.0%
One Week	$38.50	35.1%	1.0%	6.3%	10.3%	12.6%	13.9%	17.0%	23.5%	32.2%	54.8%	81.0%	146.3%
One Month	$39.00	33.3%	1.4%	7.5%	9.7%	13.9%	15.8%	21.4%	26.2%	46.8%	59.7%	94.0%	162.7%

William Blair & Company®

M&A Premiums Paid Analysis (continued)

Premiums for transactions with equity values between $25 and $100 million since
January 1, 2003

(1)

Includes Cash, Stock, Cash & Stock, Cash or Stock, and Assumption of Liability transactions

(2)

Prices based on December 2, 2005 announcement.

M&A Premiums Paid Analysis

DRAFT

Appendix

DRAFT

Discounted Cash Flow Analysis

DRAFT

Discounted Cash Flow Analysis

($ in thousands)

Free Cash Flow Calculation

Years Ending October 31,	2006	2007	2008	2009	2010
Revenue	$1,223,213	$1,273,720	$1,382,488	$1,458,250	$1,538,506
Cost of Goods Sold	900,681	934,072	1,014,141	1,069,256	1,127,480
Gross Profit	322,532	339,648	368,347	388,994	411,027
Operating Expenses	298,624	313,584	339,332	360,312	381,643
EBIT	$23,908	$26,065	$29,014	$28,682	$29,384
Taxes at 40%	9,563	10,426	11,606	11,473	11,754
EBIT After Tax	$14,345	$15,639	$17,409	$17,209	$17,630
Plus: Depreciation & Amortization	$23,501	$24,447	$26,551	$28,258	$29,172
Plus: Other Non-Cash Expenses (LIFO provision)	1,000	1,000	1,000	1,000	1,000
Tax Adjusted Unlevered Operating Cash Flow	$38,846	$41,086	$44,960	$46,467	$47,802
Less: Capital Expenditures	20,804	48,554	25,592	25,592	25,592
Less: Incr. (Decr.) in Working Capital[2]	162	1,359	5,711	2,460	2,290
Less: Incr. (Decr.) in Other Assets & Liabilities	0	0	0	0	0
Free Cash Flow (FCF)	$17,880	($8,827)	$13,657	$18,415	$19,920

Discounted Cash Flow[1]

Discount Rate	Present Value of FCF	Present Value of Terminal Value as a Multiple of 2010 EBITDA			Present Value of Enterprise Value			Net Debt	Present Value of Equity		
		5.5 x	6.0 x	6.5 x	5.5 x	6.0 x	6.5 x		5.5 x	6.0 x	6.5 x
10.0%	$45,232	$208,292	$227,228	$246,163	$253,524	$272,460	$291,396	$207,391	$46,133	$65,069	$84,005
11.0%	44,016	199,528	217,667	235,806	243,544	261,683	279,822	207,391	36,153	54,292	72,431
12.0%	42,852	191,206	208,589	225,971	234,058	251,441	268,823	207,391	26,667	44,050	61,432
13.0%	41,738	183,301	199,965	216,629	225,039	241,703	258,366	207,391	17,648	34,312	50,975
14.0%	40,671	175,788	191,769	207,750	216,459	232,439	248,420	207,391	9,068	25,048	41,029

Number of Shares Outstanding (000s): 1,047

Present Value of Equity Per Share		
5.5 x	6.0 x	6.5 x
$44.06	$62.14	$80.22
34.53	51.85	69.17
25.47	42.07	58.67
16.85	32.77	48.68
8.66	23.92	39.18

(1) Valuation as of January 1, 2006

(2) Changes in deferred tax liabilities included in increases/decreases in working capital

William Blair & Company®

DCF Model (Terminal Multiple)

Discounted Cash Flow Analysis

DRAFT

WACC Analysis

DRAFT

Weighted Average Cost of Capital Analysis
($ in thousands)

Unlevered Beta Calculation (a)

		2 Year Levered Beta Bloomberg	Debt (000s)	Market Value of Equity (000s)	Debt/ Market Equity	Unlevered Beta Bloomberg
ARDNA	Arden Group	1.12	$ 1,726	$ 292,284	0.6%	1.12
FRSH	Fresh Brands, Inc	0.20	63,828	33,932	188.1%	0.09
IMKTA	Ingles Markets	0.56	579,712	386,032	150.2%	0.29
MARSA	Marsh Supermarkets(g)	0.17	243,043	65,072	373.5%	0.05
NAFC	Nash Finch Co	0.82	424,124	390,459	108.6%	0.50
PTMK	Pathmark Stores	1.69	610,500	545,354	111.9%	1.01
FSM	PICTURE	(0.38)	207,391	38,745	535.3%	(0.09)
RDK	Ruddick	1.13	0	1,058,571	0.0%	1.13
SPTN	Spartan	1.14	81,538	228,544	35.7%	0.94
VLGEA	Village	(0.14)	35,333	183,313	19.3%	(0.13)
	Median	0.69	$ 144,436	$ 330,414	110.3%	0.40
	Mean	0.63	224,719	382,231	192.3%	0.49
	High	1.69	610,500	1,058,571	535.3%	1.13
	Low	-0.38	-	33,932	0.0%	-0.13

Cost of Equity Capital Calculation (c) (e)

Debt/ Capital	Debt/ Equity	Median Unleveraged Beta	Levering Factor	Levered Beta (b)	Cost of Equity (c)
38.0%	61.3%	0.40	1.37	0.54	18.5%
43.0%	75.4%	0.40	1.45	0.57	18.7%
48.0%	92.3%	0.40	1.55	0.61	19.0%
53.0%	112.8%	0.40	1.68	0.66	19.4%
58.0%	138.1%	0.40	1.83	0.72	19.9%
63.0%	170.3%	0.40	2.02	0.80	20.5%
68.0%	212.5%	0.40	2.28	0.90	21.2%

Weighted Average Cost of Capital Calculation (d)

	Pre-tax Cost of Debt	9.00%	9.50%	10.00%	10.50%	11.00%	11.50%
	After-tax Cost of Debt	5.40%	5.70%	6.00%	6.30%	6.60%	6.90%
Debt/Capital	38.0%	13.51%	13.63%	13.74%	13.85%	13.97%	14.08%
	43.0%	13.00%	13.13%	13.26%	13.39%	13.52%	13.65%
	48.0%	12.49%	12.64%	12.78%	12.93%	13.07%	13.21%
	53.0%	11.99%	12.15%	12.30%	12.46%	12.62%	12.78%
	58.0%	11.48%	11.65%	11.83%	12.00%	12.17%	12.35%
	63.0%	10.97%	11.16%	11.35%	11.54%	11.73%	11.92%
	68.0%	10.46%	10.67%	10.87%	11.07%	11.28%	11.48%

Assumptions	
Tax Rate	40.0%
Risk-free rate(e)	4.46%
Market Risk Premium (f)	7.6%
Size Premium(f)	9.9%

(a) Unlevered Beta = Levered Beta / (1+((Debt/Equity)*(1-tax rate)))
(b) Levered Beta at new capital structure = Unlevered Beta * (1+((Debt/Equity)*(1-tax rate)))
(c) Cost of Equity = Risk-free rate + (Beta * Market risk premium) + Size Premium + Bankruptcy / Customer Concentration Premium
(d) WACC = (Debt/(Debt + Equity))*(Cost of debt)*(1-tax rate) + (Equity/(Debt + Equity))*(Cost of Equity)
(e) Risk-free rate is the average of 10 year & 30 year US Treasury yields as of 1/19/05
(f) As reported by Ibbotson as of 2005. The Market Risk Premium represents the historical long-horizon expected equity risk premium. The Size Premium is the appropriate size premium based on equity market capitalization.
(f) Premium associated with companies with market capitalization < $144,494

William Blair & Company®

Weighted Average Cost of Capital

WACC Analysis

DRAFT

Leveraged Transaction Analysis

DRAFT

Leveraged Buyout Analysis

Cash-for-Stock Purchase - Goodwill Not Deductible For Tax Purposes

($ in millions)

Sources and Uses Summary

Uses of Funds		Sources of Funds		%	Int. Rate	Equity %
[illegible]	$•1 91	Revolver	$10 D	11 L%	9 T5%	
Purchase Price of Equity	$•1 9	Term A/B Loan	65 D	15 6%	11 T5%	
Plus: Debt Refinanced [1]	61•	Rolled Capital Leases	1•1 1	56 1%	10 00%	0 0%
Plus: Capital Leases [1]	1•1 1	Equity	16 5	6 5%	0 00%	90 0%
Less: Excess cash [1]	DD	Mgmt Options	D D	0 0%	0 00%	10 0%
Enterprise Value	3• L5	Total Sources of Funds	$151 T	100 0%		100 0%
Senior Debt Financing Fees [4]	1•					
Advisory Fees [3]	1T					
Total Uses of Funds	$151 T					

Cash Flow Analysis

	Pro Forma	Fiscal Years Ending October,				
	1005	1006	100T	100L	1009	1010
Net Sales [1]	$1,115 5	$1,111 1	$1,1T1 T	$1,1L1 5	$1,•5L 1	$1,51L 5
EBITDA [1]	•• 5	•9 1	51 1	5T 1	5L 6	60 1
Depreciation and non-cash items	11 T	1• 1	15 1	1T •	19 1	10 D
EBITA [1]	10 L	1• L	1T D	19 9	19 6	10 1
Amortization of Intangible Assets and Fin. Fees	D •	D •	D •	D •	D •	D •
EBIT	10 •	1• •	16 5	19 5	19 1	19 L
Less: Interest Expense						
Revolver	1 1	1 1	• T	6 T	T 1	T 6
Term A/B Loan	T 1	T 1	6 •	5 6	• L	1 9
Rolled Capital Leases	1• 1	1• 1	1• 1	1• 1	1• 1	1• 1
Total Interest Expense	1• 5	1• 5	15 •	16 5	16 1	15 T
Pre-Tax Profit	(• 1)	(0 1)	1 1	1 0	1 9	• 1
Cash Income Taxes @ •0 0% [5]	0 0	0 0	0 5	1 1	1 1	1 T
Net Income	(• 1)	(0 1)	0 6	1 T	1 T	1 •
+ Depreciation and Amortization	1• 1	1• T	15 T	1T L	19 5	10 •
- Capital Expenditures	1 9	10 L	•L 6	15 6	15 6	15 6
- Working Capital Requirements	• •	0 1	1 •	5 T	1 5	1 1
- Mandatory Debt Repayment	0 0	T 0	T 0	T 0	T 0	T 0
Cash Flow Available for Debt Repayment	$11 T	($1 •)	($10 6)	($L L)	($1 9)	($1 1)
Cash Flow Available after Debt Repayment		($T 0)	($T 0)	($T 0)	($T 0)	($T 0)

Coverage & Debt Amortization

	Pro Forma	Fiscal Years Ending October,				
	1005	1006	100T	100L	1009	1010
EBITA Interest Coverage	0L x	1 0x	1 1x	1 1x	1 1x	1 1x
EBITDA Interest Coverage	1L x	1 0x	1 1x	1 1x	1 1x	1 1x
Cumulative Total Debt Repaid	N/A	1 5%	(L •%)	(9 1%)	(T 9%)	(5 L%)
Cumulative Senior Term Debt Repaid	N/A	10 L%	11 5%	11 1%	•1 1%	51 L%
EBITDA	$•• 5	$•9 1	$51 1	$5T 1	$5L 6	$60 1
Senior Debt / EBITDA	1 1x	1 9x	1 1x	1 0x	1 9x	1 Lx
Total Debt / EBITDA	5 1x	• Lx	• 9x	• 5x	• •x	• 1x
Total Debt / Total Capitalization	91 5%	91 5%	91 L%	91 1%	91 6%	91 T%

Capitalization

	At Closing	Fiscal Years Ending October,				
		1006	100T	100L	1009	1010
Revolver	$10 D	$11 •	$•• D	$T1 T	$T6 6	$TL T
Term A/B Loan	65 D	5L D	51 D	•• D	1T D	10 D
Rolled Capital Leases	1•1 1	1•1 1	1•1 1	1•1 1	1•1 1	1•1 1
Equity	16 5	16 1	16 9	1L T	10 1	11 L
Total Capitalization	$151 T	$1•9 9	$1T• 1	$1TT 6	$1T6 1	$1TT 6
Cash Balance	$0 D	($T D)	($1• D)	($11 D)	($1L D)	($15 D)

Return Calculation

	1010 EBITDA Exit Multiple		
	5.5x	6.0x	6.5x
Equity IRR	10 0%	11 L%	•1 1%

Purchase Price Multiple Analysis [6]

	1005	1006	100T
Net Sales	0 1 0x	0 1 0x	0 1 0x
EBITDA	5 6x	5 1x	• Lx
EBITA	11 9x	10 0x	9 1x

Intangible Asset Amortization Calculation

			Years	Annually
Purchase Price of Equity		$•1 9		
Less: Book Value [1]		•• 1		
Plus: Existing Intangibles [1]		1 0		
Excess of Purchase Price over Tangible Book Value		$1 9		
Amortization Expense (Book)			Years	Annually
Allocation % to Identifiable Intangibles	15 0%	$1 0	T	$0 1
Financing Fees (See below for amortization period)		1•		0 1
Total		$1•		$0 •
Non-Amortizable				
Allocation % to Goodwill	65 0%	$1 9		
Advisory Fees		1 T		
Amortizable For Tax Purposes [5]			Years	Annually
Intangible Assets - Goodwill		$0 0	15	$0 0
Financing Fees (See below for amortization period)		1•		0 1
Total		$1•		$0 1

Intangibles Deductible For Tax Purposes No

Acquisition Fees

% Advisory Fees (Buyer's Inv. Banking, Legal, etc	1 5%
$ Advisory Fee	$1 T
Senior Term Debt Fee %	1 5%
Deferred Senior Debt Fee $	$1 •
Amortization Period	5
Annual Amortization	$0 1

Notes

(1) [illegible]
(2) [illegible]
(3) [illegible]
(4) [illegible]
(5) [illegible]
(6) [illegible]

William Blair & Company®

Leveraged Transaction Analysis

Leveraged Transaction Analysis

DRAFT

Current Debt Calculation

Date	Liability	Amount
12/24/2005	Capitalized Leases	$142,191,377
12/24/2005	Wakefern Debt	4,054,942
12/24/2005	Equipment Loans	4,414,828
1/1/2006	Term Loan	8,750,000
1/1/2006	Capex Loan	16,677,860
1/4/2006	Revolver	28,500,000
	Total	$204,589,007
	Less Excess Cash	0
	Net Debt	**$204,589,007**
10/29/2005	Underfunded Pension Liability	2,802,000
	Adj Net Debt	**$207,391,007**

William Blair & Company

Current Debt Calculation

Current Debt Calculation

DRAFT